NEOGENOMICS, INC
PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Third Quarter 2009 Results

Ft. Myers, Florida – October 29, 2009 - NeoGenomics, Inc. (NASD OTC BB: NGNM), a leading provider of cancer-focused genetic testing services today reported its results for the third quarter of 2009.

Highlights:
•	Revenue increase of 44% versus Q3 08 to $7.3 million
•	Build-out of a full-service melanoma laboratory and commencement of a large melanoma validation study
•	Significantly improved liquidity position
•	Douglas VanOort appointed Chief Executive Officer

Revenue increased by $2.2 million or 44% to $7.3 million in the third quarter from $5.1 million in the same quarter last year.  The number of tests increased by 33% while average revenue per test increased by 8%.  Gross profit margin of 50% was essentially unchanged from last year.  Sales and marketing expenses increased $989,000 or 123% driven by a more than doubling in the size of the sales force since this time last year.  General and administrative expenses increased $626,000 or 34% primarily due to an increase in management personnel.  Net loss for the quarter was ($755,000) or ($0.02)/share versus a net loss of ($195,000) or ($0.01)/share in Q3 08.

During the third quarter, NeoGenomics received $4.8 million of proceeds from the sale of 3.5 million shares of common stock to Abbott Laboratories and received an additional $640,000 upon the exercise of certain warrants.  As a result of these equity transactions, all non-lease debt was paid off during the quarter.  At the end of the Quarter, the Company held $3.1 million of cash and retained $3 million of availability on its working capital credit facility.

During the third quarter, overall revenue growth was impacted by normal seasonality in Florida-based accounts as well as by a restructuring of the relationship with the company’s largest account.  As previously disclosed, we recently began assisting our largest customer develop the capability to perform bladder cancer FISH testing in-house while seeking to expand the scope of other testing services and the number of locations for which we provide services.  As a result, bladder cancer FISH testing revenue from this customer declined by approximately $650,000 and other testing services increased by $240,000, which resulted in a net loss of $410,000 of revenue compared with the same quarter last year.  Excluding this account, the company’s revenues grew approximately 62% versus last year.

Douglas VanOort, Chairman and Chief Executive Officer, stated, “We are pleased by the significant progress across the company as we position ourselves for future growth.  Although the results of the restructuring process with our largest customer are thus far below our expectations, there is considerable momentum in the other aspects of our business.  Sales force productivity continues to increase as we emphasize training and new account development, and the pipeline of new business is strong.  We are on track to close October with a significant increase in revenue versus September.”

Mr. VanOort continued, “I am also delighted to announce that I have accepted the position of Chief Executive Officer of NeoGenomics and will no longer serve in an interim capacity.  NeoGenomics is an exciting company with a strong management team.  I am excited to continue to execute on the strategic initiatives we have put in place as we expand the Company’s presence in many areas of cancer genetic testing across the country.”

Robert Gasparini, President and Chief Scientific Officer, added, “We are off to a rapid start in building our Melanoma FISH testing capability pursuant to the agreement we entered into with Abbott Laboratories in July.  We have expanded our California laboratory location and are just completing the build-out of a new full-service melanoma FISH laboratory.  We are also well into the process of validating this new melanoma FISH test and expect to complete a comprehensive validation study on over 500 patient samples by the end of the year.  We are currently working with four validation partners, each of which will also become our initial marketing partners.  We expect to launch the melanoma FISH test in the first quarter of 2010 with our validation partners and then quickly follow this with a national roll-out.

Conference Call

The Company has scheduled a webcast and conference call to discuss their Q3 2009 results at 11:00 AM EST today.  Interested investors should dial (877) 407-9210 (domestic) and (201) 689-8049 (international) at least five minutes prior to the call.  A replay of the conference call will be available until 11:59 PM on November 13, 2009 and can be accessed by dialing (877) 660-6853 (domestic) and 1 (201) 612-7415 (international).  The playback conference ID Number is 336389 and the PIN Number is 286.  The web-cast may be accessed under the Investor Relations section of our website at http://www.neogenomics.com or at http://www.investorcalendar.com/IC/CEPage.asp?ID=151457.  An archive of the web-cast will be available until 11:59 PM EST on October 29, 2010.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more.  Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Rachel Colgate
(239) 325-2001	(212) 825-3210
sjones@neogenomics.com	rcolgate@investorrelationsgroup.com
or
Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com

NeoGenomics, Inc.

CONSOLIDATED BALANCE SHEETS AS OF
September 30, 2009 and December 31, 2008
(unaudited)

ASSETS	September 30, 2009	December 31, 2008

Cash and cash equivalents	$3,128,047	$468,171

Accounts Receivable (net of allowance for doubtful accounts of $551,914 and $358,642, respectively)	4,174,625	2,913,531

Other Current Assets	1,327,908	973,867

TOTAL CURRENT ASSETS	8,630,580	4,355,569

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $2,416,445 and $1,602,594, respectively)	4,180,162	2,875,297

OTHER ASSETS	106,737	64,509

TOTAL	$12,917,479	$7,295,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$4,303,616	$4,390,994

LONG TERM LIABILITIES	1,566,344	1,403,271

TOTAL LIABILITIES	5,869,960	5,794,265

STOCKHOLDERS’ EQUITY	7,047,519	1,501,110

TOTAL	$12,917,479	$7,295,375

NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three-Months Ended September 30, 2009	For the Three-Months Ended September 30, 2008	For the Nine-Months Ended September 30, 2009	For the Nine-Months Ended September 30, 2008

REVENUE	$7,296,800	$5,050,796	$21,669,645	$14,094,959

COST OF REVENUE	3,672,289	2,535,318	10,146,766	6,577,549

GROSS PROFIT	3,624,511	2,515,478	11,522,879	7,517,410

OPERATING EXPENSES:
General and administrative	2,457,978	1,831,829	7,011,577	5,357,936
Sales and marketing	1,792,955	803,779	4,849,470	2,348,348
Interest (income) expense, net	128,883	74,995	375,900	199,336
Total operating expenses	4,379,816	2,710,603	12,236,947	7,905,620

NET INCOME (LOSS)	$(755,305)	$(195,125)	$(714,068)	$(388,210)

NET INCOME (LOSS) PER SHARE
- Basic	$(0.02)	$(0.01)	$(0.02)	$(0.01)
- Diluted	$(0.02)	$(0.01)	$(0.02)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING –
Basic	36,000,083	31,440,327	33,782,925	31,414,065
Diluted	36,000,083	31,440,327	33,782,925	31,414,065

NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine-Months Ended September 30, 2009	For the Nine-Months Ended September 30, 2008

NET CASH USED IN OPERATING ACTIVITIES	$(1,045,900)	$(181,654)

NET CASH USED IN INVESTING ACTIVITIES	(432,182)	(370,218)

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,137,958	972,664

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,659,876	420,792

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	468,171	210,573

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,128,047	$631,365

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$335,242	$171,606

Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment leased under capital lease	$1,064,194	$538,761

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

	For the Three-Months Ended September 30, 2009	For the Three-Months Ended September 30, 2008	% Inc (Dec)	For the Nine-Months Ended September 30, 2009	For the Nine- Months Ended September 30, 2008	% Inc (Dec)

Requisitions Rec’d (cases)	7,555	6,308	19.8%	23,065	17,558	31.4%
Number of Tests Performed	11,188	8,383	33.5%	32,961	23,049	43.0%
Avg. # of Tests / Requisition	1.48	1.33	11.3%	1.43	1.31	9.2%

Total Testing Revenue	$7,296,800	$5,050,796	44.5%	$21,669,645	$14,094,959	53.7%
Avg Revenue/Requisition	$ 965.82	$ 800.70	20.6%	$ 939.50	$ 802.77	17.0%
Avg Revenue/Test	$ 652.20	$ 602.50	8.2%	$ 657.43	$ 611.52	7.5%